EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of CARBON NATURAL GAS COMPANY and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.  In evidence thereof each of the undersigned, being duly authorized, hereby execute this Agreement on the date set forth below.

Date: January 20, 2012

RBCP ENERGY FUND INVESTMENT, LP

By:	2001 RBCP U.S. GP Limited,
its general partner

	By:	/s/ Patrick Shields
Patrick Shields, Vice President

and

	By:	/s/Amy Swain
Amy Swaim, Treasurer

2001 RBCP U.S. GP LIMITED

By:	s/ Patrick Shields
Patrick Shields, Vice President

and

By:	/s/Amy Swain
Amy Swaim, Treasurer